                                                                    EXHIBIT 2.10



                            STOCK PURCHASE AGREEMENT


                                     AMONG


                           GROUP 1 AUTOMOTIVE, INC.,


                            ROUND ROCK NISSAN, INC.

                                      AND

                              THE STOCKHOLDERS OF
                            ROUND ROCK NISSAN, INC.





                                  DATED AS OF
                                 JUNE 14, 1997

                               TABLE OF CONTENTS

                                   ARTICLE I

                                THE ACQUISITION

         1.1     The Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                                        ARTICLE II

                            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

         2.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.4     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.5     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.6     Subsidiaries; Equity Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.7     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.9     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.10    Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.11    Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.12    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.13    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.14    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.15    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.16    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.17    Employee Benefit Plans and Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.18    Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.19    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.20    Affiliate Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.21    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.22    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.23    Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.24    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                                       ARTICLE III

                                    REPRESENTATIONS AND WARRANTIES OFTHE STOCKHOLDERS

         3.1     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.2     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.5     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                  OF GROUP 1

         4.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.5     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                                             ARTICLE V

                                                   COVENANTS OF THE COMPANY AND
                                                         THE STOCKHOLDERS

         5.1     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.2     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.3     Conduct of Business by the Company Pending the Acquisition . . . . . . . . . . . . . . . . . . . . .  14
         5.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.5     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.7     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.8     Stockholders' Agreements Not to Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.9     Intellectual Property Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.10    Cooperating in connection with IPO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.11    Removal of Related Party Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.12    Termination of Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.13    Related Party Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.14    Founders Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.15    GM Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.16    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.17    Subordination and Non-Disturbance Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.18    LIFO Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                            ARTICLE VI

                                                       COVENANTS OF GROUP 1

         6.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.2     Reservation of Group 1 Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.4     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.5     Removal of Personal Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.6     Founders Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         6.7     GM Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                  ARTICLE VII

                                   CONDITIONS

         7.1     Conditions Precedent to Obligation of Each Party to Effect the Acquisition . . . . . . . . . . . . .  20
         7.2     Additional Conditions Precedent to Obligations of Group 1  . . . . . . . . . . . . . . . . . . . . .  20
         7.3     Additional Conditions Precedent to Obligations of the Stockholders.    . . . . . . . . . . . . . . .  21

                                                           ARTICLE VIII

                                           EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES
                                         AND AGREEMENTS; INDEMNIFICATION; NON-COMPETITION

         8.1     Effectiveness of representations, warranties and agreements  . . . . . . . . . . . . . . . . . . . .  21
         8.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.3     Non-Competition Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                            ARTICLE IX

                                                          MISCELLANEOUS

         9.1     Disclosure Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.2     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         9.3     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.4     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.5     Restrictions on Transfer of Group 1 Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         9.6     Respecting the IPO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         9.7     Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.8     Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.9     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.10    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.11    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.12    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.13    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.14    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.15    Entire Agreement; Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement"), dated as of the 14th day of June, 1997, is among Group 1 Automotive, Inc., a Delaware corporation ("Group 1"), Round Rock Nissan Inc., a Texas corporation (the "Company"), and the Persons (defined in Section 2.6 below) listed on the signature pages hereof under the caption "Stockholders" (collectively, the "Stockholders," and each of those Persons, individually, a "Stockholder").

                             PRELIMINARY STATEMENT

         The parties to this Agreement have determined it is in their best long-term interests to effect a business combination pursuant to which:

                 (A) Group 1 will acquire all of the issued and outstanding common stock, par value $1.00 per share, of the Company from the Stockholders (the "Acquisition");

                 (B) Group 1 will acquire (the "Other Acquisitions") all of the common stock of the entities listed in the accompanying
         Schedule I (each an "Other Founding Company" and, collectively with the Company, the "Founding Companies") pursuant to agreements that are
         (i) similar to this Agreement and (ii) entered into among those entities and their equity owners and Group 1 (collectively, the "Other Agreements"); and

                 (C) Group 1 shall effect a public offering of shares of its common stock and issue and sell those shares (the "IPO").

         Group 1 has provided to the Board of Directors of the Company and the Stockholders a draft of the Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") describing Group 1 and its subsidiaries after giving effect to the Acquisition and the Other Acquisitions.

         The respective Boards of Directors of Group 1 and the Company have approved this Agreement and the Acquisition pursuant to the terms and conditions herein set forth.

         For federal income tax purposes, it is intended that the Acquisition and the Other Acquisitions and the IPO constitute a transaction described in
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

         The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Acquisition.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                THE ACQUISITION

         1.1 The Acquisition. At the Closing (as defined below), each Stockholder shall sell to Group 1 and Group 1 shall purchase from each Stockholder that number of shares of common stock, par value $1.00 per share of the Company ("Company Common Stock") as set forth opposite their respective names in Schedule II hereto in exchange for that number of shares of common stock, par value $.01 per share of Group 1 ("Group 1 Common Stock") set forth opposite their respective names in Schedule II hereto (as may be appropriately adjusted for stock splits, reverse stock splits and/or stock dividends). In the event that the Board of Directors of Group 1 approves a reverse stock split upon the recommendation of the Representatives of the Underwriters in connection with the IPO, the number of shares of Group 1 Common Stock to be received by the shareholders of the Founding Companies shall be decreased proportionately as a result of the reverse stock split; provided, however, that in the event that the number of shares of Group 1 Common Stock resulting from the reverse stock split recommended by the Representatives of the Underwriters is less than the number of shares resulting from a 4.444 for 5 reverse stock split, a 4.444 for 5 reverse stock split shall be implemented and the number of shares of Group 1 Common Stock resulting from such 4.444 for 5 reverse stock split to be received by the shareholders of the Founding Companies shall be further decreased proportionately to the number of shares that would have been issued to the shareholders of the Founding Companies had the reverse stock split recommended by the Representatives of the Underwriters been implemented. If the number of shares of Group 1 Common Stock received by a Stockholder pursuant to this Agreement includes a fractional share as a result of a reverse stock split affecting the Group 1 Common Stock, such fractional share shall be rounded up to the nearest whole share of Group 1 Common Stock.


         1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, Houston, Texas 77002 on the same date as the closing of the IPO, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII or at such other time and place and on such other date as Group 1 and the Company shall agree; provided, that the conditions set forth in Article VII shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

         1.3 Transfer of Shares. At the Closing, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the Stockholders will sell, transfer and deliver that number of shares of Company Common Stock as set forth opposite their respective names in Schedule II hereto to Group 1 (in proper form and duly endorsed for transfer) and Group 1 will purchase such shares of Company Common Stock and will issue, transfer and deliver to the Stockholders that number of shares of Group 1 Common Stock (in proper form) set forth opposite their respective names in Schedule II hereto.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDERS

         The Company and the Stockholders hereby represent and warrant to Group 1 as follows:

         2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own or lease its properties and conduct its business as now owned, leased or conducted and to execute, deliver and perform this Agreement and each instrument required hereby to be executed and delivered by it at the Closing. The disclosure letter delivered by the Company prior to the execution and delivery of this Agreement (the "Company Disclosure Letter") includes true and complete copies of the articles of incorporation and bylaws of the Company, as amended and presently in effect.

         2.2 Qualification. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse affect on the business, assets, prospects or condition (financial or otherwise) of the Company (a "Material Adverse Effect"). The Company Disclosure Letter sets forth a list of the jurisdictions in which the Company is qualified to do business, if any.

         2.3 Authorization. The execution and delivery by the Company of this Agreement, the performance of its obligations pursuant to this Agreement and the execution, delivery and performance of each instrument required hereby to be executed and delivered by the Company at the Closing have been duly and validly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each instrument required hereby to be executed and delivered by the Company at the Closing will then be, duly executed and delivered by it, and this Agreement constitutes, and, to the extent it purports to obligate the Company, each such instrument will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

         2.4 Approvals. Except for applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, and the Texas Motor Vehicle Commission, and except to the extent set forth in the Company Disclosure Letter, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any federal, state, foreign or local court, tribunal or governmental agency or authority is required by any applicable statute or other applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any federal, state, foreign or local court, tribunal or governmental agency or authority to permit the Company to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         2.5 Absence of Conflicts. Except to the extent set forth in the Company Disclosure Letter, neither the execution and delivery by the Company of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing, nor the performance by the Company of its obligations under this Agreement or any such instrument will (assuming receipt of all consents, approvals, authorizations, permits, certificates and orders disclosed as requisite in the Company Disclosure Letter pursuant to Section 2.4) (a) violate or breach the terms of or cause a default under (i) any applicable federal, state, foreign or local statute or other applicable law, (ii) any applicable judgment, order or decree or any applicable rule or regulation of any federal, state, foreign or local court, tribunal or governmental agency or authority, (iii) any applicable permits received from any federal, state, foreign or local governmental agency, (iv) the articles of incorporation or bylaws of the Company, or (v) any contract or agreement to which the Company is a party or by which it, or any of its properties, is bound, or (b) result in the creation or imposition of any lien, claim or encumbrance on any of the properties or assets of the Company, or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any federal, state, foreign or local court, tribunal or governmental agency or authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a),
(b), (c) or (d) of this Section, where such matter would not have a Material Adverse Effect or a material adverse effect upon the ability of the Company to consummate the transactions contemplated hereby.

         2.6 Subsidiaries; Equity Investments. The Company does not control directly or indirectly, or have any direct or indirect equity participation in any individual, firm corporation, partnership, limited partnership, limited liability company, trust or other entity ("Person").

         2.7     Capitalization.

                 (a) The authorized capital stock of the Company consists of 2,000 shares of the Company Common Stock, of which 1,000 shares are issued and outstanding (no shares being held in treasury). Each outstanding share of the Company Common Stock has been duly authorized, is validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights of any stockholder. Set forth in the Company Disclosure Letter are the names and addresses (as reflected in the corporate records of the Company) of each record holder of the Company Common Stock, together with the number of shares held by each such Person.

                 (b) There is not outstanding any capital stock or other security, including without limitation any option, warrant or right granted by the Company, entitling the holder thereof to purchase or otherwise acquire any shares of capital stock of the Company. Except as disclosed in the Company Disclosure Letter, there are no contracts, agreements, commitments or arrangements obligating the Company (i) to issue, sell, pledge, dispose of or encumber any shares of, or any options, warrants or rights of any kind to acquire, or any securities that are convertible into or exercisable or exchangeable for, any shares of, any class of capital stock of the Company or (ii) to redeem, purchase or acquire or offer to acquire any shares of, or any outstanding option, warrant or right to acquire, or any securities that areconvertible into or exercisable or exchangeable for, any shares of, any class of capital stock of the Company.

         2.8 Financial Statements. Included in the Company Disclosure Letter are true and complete copies of the financial statements of the Company consisting of (i) an unaudited balance sheet of the Company as of December 31, 1996 (the "1996 Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity and cash flows for the year then ended (including the notes thereto) (the "Company 1996 Financial Statements") and
(ii) unaudited balance sheets of the Company as of December 31, 1995 and 1994, and the related unaudited statements of income, changes in stockholders' equity and cash flows for the calendar years then ended (including the notes thereto) (collectively with the Company 1996 Financial Statements, the "Company Financial Statements"). The Company Financial Statements present fairly the financial position of the Company and the results of its operations and changes in financial position as of the dates and for the periods indicated therein in conformity with generally accepted accounting principles applied on a consistent basis. The Company Financial Statements do not omit to state any liabilities, absolute or contingent, required to be stated therein in accordance with generally accepted accounting principles consistently applied. All accounts receivable of the Company reflected in the Company 1996 Financial Statements and as incurred since December 31, 1996 represent sales made in the ordinary course of business, are collectible (net of any reserves for doubtful accounts shown in the Company 1996 Financial Statements) in the ordinary course of business and, except as set forth in the Company Disclosure Letter, are not in dispute or subject to counterclaim, set-off or renegotiation. The Company Disclosure Letter contains an aged schedule of accounts receivable included in the Company Financial Statements.

         2.9 Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or accrued for in the 1996 Balance Sheet or as set forth in the Company Disclosure Letter, the Company does not have any material liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether due or to become due. The reserves reflected in the 1996 Balance Sheet are adequate, appropriate and reasonable in accordance with generally accepted accounting principles applied on a consistent basis.

         2.10 Certain Agreements. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its officers or directors, is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter purportedly enforceable by a third party against the Company, or any of its officers or directors, the scope of the business or operations of the Company or any of its officers or directors, geographically or otherwise.

         2.11 Contracts and Commitments. The Company Disclosure Letter includes (i) a list of all contracts to which the Company is a party or by which its property is bound that involve consideration or other expenditure in excess of $50,000 or performance over a period of more than six months or that is otherwise material to the business or operations of the Company ("Material Contracts"); (ii) a list of all real or personal property leases to which the Company is a party involving consideration or other expenditure in excess of $50,000 over the term of the lease ("Material Leases"); (iii) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any Person to which the Company is a party ("Guarantees") and (iv) a list of all contracts or other formal or informal understandings between the Company and any of its officers, directors, employees, agents or stockholders or their affiliates ("Related Party Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Related Party Agreement have been furnished to Group 1.

         2.12 Absence of Changes. Except as set forth in the Company Disclosure Letter, there has not been, since December 31, 1996, any material adverse change with respect to the business, assets, prospects or condition (financial or otherwise) of the Company. Except as set forth in the Company Disclosure Letter, since December 31, 1996, the Company has not engaged in any transaction or conduct of any kind which would be proscribed by Section 5.3 herein after execution and delivery of this Agreement. Notwithstanding the preceding sentence, the Company makes no representation regarding, and need not disclose, increases in compensation (of the type contemplated in Section 5.3(f)) since December 31, 1996, for any employee who after such increase would receive annual compensation of less than $50,000.

         2.13    Tax Matters.

                 (a) Except as set forth in the Company Disclosure Letter (and except for filings and payments of assessments the failure of which to file or pay will not materially adversely affect the Company), (i) all returns and reports ("Tax Returns") of or with respect to any Tax (as defined below) which is required to be filed on or before the Closing Date by or with respect to the Company have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Company have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

                 (b) The Company Disclosure Letter sets forth all periods for which Tax Returns of the Company (i) have been audited by the applicable governmental authorities or (ii) are no longer subject to audit due to the expiration of the applicable statute of limitations.

                 (c) There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of orwith respect to the Company, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in the Company Disclosure Letter.

                 (d) Except as set forth in the Company Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

                 (e) The total amounts set up as liabilities for current and deferred Taxes in the Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Company up to and through the periods covered thereby.

                 (f) All Tax allocation or sharing agreements affecting the Company shall be terminated prior to the Closing Date and no payments shall be due or will become due by the Company on or after the Closing Date pursuant to any such agreement or arrangement.

                 (g) Except as set forth in the Company Disclosure Letter, the Company will not be required to include any amount in income for any taxable period beginning the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 (h) The Company has not consented to have the provisions of Section 341(f)(2) of the Code apply with respect to a sale of its stock.

         2.14    Litigation.

                 (a) Except as set forth in the Company Disclosure Letter, there are no actions at law, suits in equity, investigations, proceedings or claims pending or, to the knowledge of the Company, threatened against or specifically affecting the Company before or by any federal, state, foreign or local court, tribunal or governmental agency or authority which if determined adversely to the Company would have a Material Adverse Effect.

                 (b) Except as contemplated by this Agreement and except to the extent set forth in the Company Disclosure Letter, the Company has substantially performed all obligations required to be performed by it to date and is not in default under, and, to the knowledge of the Company, no event has occurred which, with the lapse of time or action by a third party could result in a default under any contract or other agreement to which the Company is a party or by which it or any of its properties is bound or under any applicable judgment, order or decree of any federal, state, foreign or local court, tribunal or governmental agency or authority, other than such defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

         2.15 Compliance with Law. Except as set forth in the Company Disclosure Letter, the Company is in compliance with all applicable statutes and other applicable laws and all applicable rules and regulations of all federal, state, foreign and local governmental agencies and authorities, except where the failure to be in compliance would not have a Material Adverse Effect.

         2.16 Permits. Except as set forth in the Company Disclosure Letter, the Company owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all governmental agencies and authorities, federal, state, foreign and local, necessary for the conduct of its business, except for those franchises, licenses, permits, consents, approvals and authorizations which the failure to own or hold would not, in the aggregate, have a Material Adverse Effect. Each franchise, license, permit, consent, approval and authorization so owned or held is in full force and effect, and the Company is in compliance with all of its obligations with respect thereto, except where the failure to be in full force and effect or to be in compliance would not, in the aggregate, have a Material Adverse Effect, and, to the knowledge of the Company, no event has occurred which allows, or upon the giving of notice or the lapse of time or otherwise would allow, revocation or termination of any franchise, license, permit, consent, approval or authorization so owned or held.

         2.17    Employee Benefit Plans and Policies.

                 (a) The Company Disclosure Letter provides a description of each of the following which is sponsored, maintained or contributed to by the Company for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date:

                          (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Plan"); and

                          (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.17(a)(i) ("Benefit Program or Agreement").

         True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Group 1.

                 (b) The Company does not contribute to or have an obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multi employer plan within the meaning of Section 3(37) of ERISA.

                 (c) Except as otherwise set forth in the Company Disclosure Letter,

                          (i) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                          (ii) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or their assets;

                          (iii) No act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections
                 (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                          (iv) Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section, has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such qualified status;

                          (v)     As to any Plan intended to be qualified under
                 Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code; and

                          (vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Company to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Program or Agreement than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement.

                 (d) There does not currently exist, and there has not at any time existed, any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b),
         (c), (m) or (o) of the Code or Section 4001 of ERISA.

                 (e) Termination of employment of any employee of the Company after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans or Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                 (f) Each Plan which is an "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                 (g) The Company Disclosure Letter sets forth by name and job description of the employees of the Company as of the date of this Agreement (the "Company Employees"). None of said employees are subject to union or collective bargaining agreements. The Company has not at any time had or been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

         2.18 Title. Except as set forth in the Company Disclosure Letter, the Company has good and valid title to all properties and assets which it purports to own, including without limitation the properties and assets which are reflected in the 1996 Balance Sheet (other than those disposed of since such date in the ordinary course of business) and good and valid leasehold interests in all properties and assets which it purports to hold under lease, and each such ownership or leasehold interest is free and clear of all liens, claims and encumbrances other than as set forth in the applicable lease agreements and those reflected in the Company Financial Statements or the Company Disclosure Letter.

         2.19 Insurance. The Company Disclosure Letter identifies, by name of underwriter, risk insured, amount insured, policy number and date of issuance all policies of insurance owned by the Company as of the date hereof or as to which the Company, as of the date hereof, is a beneficiary. All such policies are currently in full force and effect.

         2.20 Affiliate Interests. Except as set forth in the Company Disclosure Letter, no employee, officer or director, or former employee, officer or director of the Company has any interest in any property, tangible or intangible, including without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names, used in or pertaining to the business of the Company, except for the normal rights of employees and stockholders.

         2.21 Environmental Matters. The Company is in compliance in all material respects with all laws, rules, regulations, and other legal requirements relating to the prevention of pollution and the protection of the environment (collectively, "Environmental Laws"), and the Company possesses and can transfer to Group 1 or a Subsidiary of Group 1 all permits, licenses, and similar authorizations required under Environmental Laws for operation of its business as currently conducted. Furthermore, there is no physical condition existing on any property ever owned or operated by the Company nor are there any physical conditions existing on any other property that may have been affected by the Company's operations which could give rise to any material remedial obligation under any Environmental Laws or which could result in any material liability to any third party pursuant to any Environmental Laws.

         2.22 Intellectual Property. Except as set forth in the Company Disclosure Letter, the Company owns, or is licensed or otherwise has the right to use all patents, trademarks, copyrights, and other proprietary rights ("Intellectual Property") that are material to the condition (financial or otherwise) or conduct of the business and operations of the Company. To the knowledge of the Company, (a) the use of the Intellectual Property by the Company does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company which could have a Material Adverse Effect and (b) no Person is infringing on any right of the Company with respect to any Intellectual Property. No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. All of the Intellectual Property that is owned by the Company is owned free and clear of all encumbrances and was not misappropriated from any Person. All of the Intellectual Property that is licensed by the Company is licensed pursuant to valid and existing license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property.

         2.23 Bank Accounts. The Company Disclosure Letter includes the names and locations of all banks in which the Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

         2.24 Disclosure. The Company has disclosed in writing, or pursuant to this Agreement and the Company Disclosure Letter, all facts material to the business, assets, prospects and condition (financial or otherwise) of the Company. No representation or warranty to Group 1 by the Company contained in this Agreement, and no statement contained in the Company Disclosure Letter, any certificate, list or other writing furnished to Group 1 by the Company pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. All statements contained in this Agreement, the Company Disclosure Letter, and any certificate, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of the Company for all purposes of this Agreement.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

         Each Stockholder hereby individually with respect to the shares of Company Common Stock owned by such Stockholder, severally and not jointly, represents and warrants to Group 1 that:

         3.1 Capital Stock. Such Stockholder is the beneficial and record owner of the number of shares of Company Common Stock as set forth in the Company Disclosure Letter, free and clear of any lien, claim, pledge, encumbrance or other adverse claim. Except for such shares of Company Common Stock set forth in the Company Disclosure Letter and Schedule II hereto, such Stockholder does not own, beneficially or of record, any capital stock or other security, including without limitation any option, warrant or right entitling the holder thereof to purchase or otherwise acquire any shares of capital stock of the Company.

         3.2     Authorization of Agreement.

                 (a) Such Stockholder has full legal right, power, capacity and authority to execute, deliver and perform its obligations pursuant to this Agreement and to execute, deliver and perform its obligations under each instrument required hereby to be executed and delivered by such Stockholder at the Closing.

                 (b) This Agreement has been, and each instrument required hereby to be executed and delivered by such Stockholder at the Closing will then be, duly executed and delivered by such Stockholder, and this Agreement constitutes and, to the extent it purports to obligate such Stockholder, each such instrument will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of such Stockholder enforceable against it in accordance with its terms.

         3.3 Approvals. Except for applicable requirements, if any, of the HSR Act, the Securities Act and the Texas Motor Vehicle Commission, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any court, tribunal or governmental agency or authority, federal, state, foreign or local, is required by any applicable statute or other applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority, federal, state, foreign or local, to permit such Stockholder to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         3.4 Absence of Conflicts. Except to the extent set forth in the Company Disclosure Letter, neither the execution and delivery by such Stockholder of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing, nor the performance by such Stockholder of its obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable statute or other applicable law, federal, state, foreign or local, (ii) any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority, federal, state, foreign or local,
(iii) the organizational documents of such Stockholder or (iv) any contract or agreement to which such Stockholder is a party or by which it, or any of its properties, is bound, or (b) result in the creation or imposition of any lien, claim or encumbrance on any of the properties or assets of such Stockholder, or
(c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any court, tribunal or governmental agency or authority, federal, state, foreign or local, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a), (b), (c) or (d) of this Section, where such matter would not have a Material Adverse Effect on the Company or the ability of the Company or such Stockholder to consummate the transactions contemplated hereby.

         3.5 Investment Intent. Each Stockholder makes the following representations relating to its acquisition of shares of Group 1 Common Stock:
(i) such Stockholder will be acquiring the shares of Group 1 Common Stock to be issued pursuant to the Acquisition to such Stockholder solely for such Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares; (ii) such Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of Group 1 Common Stock other than this Agreement; (iii) such Stockholder, other than Janet M. Sopronyi and William D. Lawrence, is an "accredited investor" as defined in Securities Act Rule 501(a); (iv) such Stockholder (A) is able to bear the economic risk of an investment in the Group 1 Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters, and such past participation in investments, that he or she is capable of evaluating the merits and risks of the proposed investment in the Group 1 Common Stock, (D) has received and reviewed the draft Registration Statement, (E) has had an adequate opportunity to ask questions and receive answers from the officers of Group 1 concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current and proposed officers and directors of Group 1, the plans for the operations of the business of Group 1, the business, operations and financial condition of the Other Founding Companies and any plans of Group 1 for additional acquisitions, and (F) has asked all questions of the nature described in the preceding clause (E), and all those questions have been answered to his or her satisfaction; (v) such Stockholder acknowledges that the shares of Group 1 Common Stock to be delivered to such Stockholder pursuant to the Acquisition have not been and will not be registered under the Securities Act or qualified under applicable blue sky laws and therefore may be required to be held for an indefinite period of time and may not be resold by such Stockholder without compliance with the Securities Act; (vi) such Stockholder acknowledges that he or she has agreed, pursuant to Section 9.5 herein, not to sell the shares of Group 1 Common Stock to be delivered to such Stockholder pursuant to the Acquisition for a period of two years from the Closing Date;
(vii) such Stockholder acknowledges that as a result of the substantial restrictions, imposed both contractually and by the Securities Act, on the resale of the shares of Group 1 Common Stock received in the Acquisition, such shares of Group 1 Common Stock will have a substantially lower value than those shares of Group 1 Common Stock that are registered under the Securities Act and sold in the IPO; (viii) such Stockholder, if a corporation, partnership, trust or other entity, acknowledges that it was not formed for the specific purpose of acquiring the Group 1 Common Stock; and (ix) without limiting any of the foregoing, such Stockholder agrees not to dispose of any portion of Group 1 Common Stock unless either (1) a registration statement under the Securities Act is in effect as to the applicable shares and the disposition is made in accordance with that registration statement, or (2) the Stockholder has notified Group 1 of the proposed disposition, provided Group 1 with a detailed description of the circumstances surrounding the proposed disposition and furnished Group 1 with written opinion of counsel opining that the proposed disposition would not require registration of any securities under federal or state securities law.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                   OF GROUP 1

         Group 1 hereby represents and warrants to the Company and the Stockholders that:

         4.1 Corporate Organization. Group 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to execute, deliver and perform this Agreement and each instrument required hereby to be executed and delivered by it at the Closing.

         4.2 Authorization. The execution and delivery by Group 1 of this Agreement, the performance by Group 1 of its obligations pursuant to this Agreement, and the execution, delivery and performance of each instrument required hereby to be executed and delivered by Group 1 at the Closing have been duly and validly authorized by all requisite corporate action on the part of Group 1. This Agreement has been, and each instrument required hereby to be executed and delivered by Group 1 at or prior to the Closing will then be, duly executed and delivered by Group 1. This Agreement constitutes, and, to the extent it purports to obligate Group 1, each such instrument will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of Group 1, enforceable against it in accordance with its terms.

         4.3 Approvals. Except for applicable requirements, if any, of the HSR Act, the Securities Act and the Texas Motor Vehicle Commission, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any court, tribunal or government agency or authority, federal, state, foreign or local, is required by any applicable statute or other applicable law or by any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority, federal, state, foreign or local, to permit Group 1, to execute, deliver or consummate the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by Group 1 at or prior to the Closing.

         4.4 Absence of Conflicts. Neither the execution and delivery by Group 1 of this Agreement or any instrument required hereby to be executed by it at or prior to the Closing nor the performance by Group 1 of its obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable statute or other applicable law, federal, state, foreign or local, (ii) any applicable judgment, order or decree or any applicable rule or regulation of any court, tribunal or governmental agency or authority, federal, state, foreign or local, (iii) the organizational documents of Group 1 or (iv) any contract or agreement to which Group 1 is a party or by which it or any of its property is bound, or (b) result in the creation or imposition of any lien, claim or encumbrance on any of the properties or assets of Group 1 or any of its subsidiaries (other than any lien, claim or encumbrance created by the Company), or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit certificate or order of any court, tribunal or governmental agency or authority, federal, state, foreign or local or (d) with the passage of time or the giving of notice or the taking of any action by any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a),
(b), (c) or (d) of this Section, where such matter would not have a material adverse effect on the business, assets, prospects or condition (financial or otherwise) of Group 1 and its subsidiaries, taken as a whole.

         4.5     Capitalization.

                 (a) The authorized capital stock of Group 1 consists of 1,000,000 shares of preferred stock, par value $.01 per share, issuable in series, of which preferred stock none is outstanding and 50,000,000 shares of Group 1 Common Stock, of which 450,000 shares are issued and outstanding; in addition, options have been granted to purchase 565,000 shares of Group 1 Common Stock. Each outstanding share of Group 1 Common Stock has been duly authorized, is validly issued, fully paid and nonassessable and was not issued in violation of the preemptive rights of any stockholder of Group 1.

                 (b) Group 1 will issue a total of 9,550,000 shares of Group 1 Common Stock (less 2,000,000 divided by the Net IPO Price) in connection with the Acquisition and the Other Acquisitions, subject to adjustment as provided in the Stock Purchase Agreements to be executed in connection with the Acquisition and the Other Acquisitions. "Net IPO Price" shall be the per share IPO price of Group 1 Common Stock, less applicable underwriting discounts and a pro rata portion of expenses related to the IPO.

                 (c) All shares of Group 1 Common Stock issuable pursuant to the Acquisition are duly authorized and will, when issued, be validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any stockholder of Group 1.


                                   ARTICLE V

                          COVENANTS OF THE COMPANY AND
                                THE STOCKHOLDERS

         5.1 Acquisition Proposals. Prior to the Closing Date, neither the Company, any of its officers, directors, employees or agents nor any Stockholder shall agree to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, business combination or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company, other than the transactions with Group 1 contemplated by this Agreement.

         5.2 Access. The Company shall afford Group 1's officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Group 1 any information concerning its business, properties and personnel as Group 1 may reasonably request; provided, however, that no investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty made by the Company or the Stockholders pursuant to this Agreement.

         5.3 Conduct of Business by the Company Pending the Acquisition. The Company and the Stockholders covenant and agree that, from the date of this Agreement until the Closing Date, unless Group 1 shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or as disclosed in the Company Disclosure Letter:

                 (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and consistent with past practice;

                 (b) The Company shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock of the Company or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any assets of the Company, (ii) amend or propose to amend the articles of incorporation or bylaws of the Company, (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to its capital stock whether now or hereafter outstanding, (iv) redeem, purchase or acquire or offer to acquire any of its capital stock, (v) incur any indebtedness for borrowed money, or (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.3(b);

                 (c) The Company shall use its best efforts (i) to preserve intact the business organization of the Company, (ii) to maintain in effect any franchises, authorizations or similar rights of the Company, (iii) to keep available the services of its current officers and key employees, (iv) to preserve the goodwill of those having business relationships with it, (v) to maintain and keep its properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it;

                 (d) The Company shall not make or agree to make any single capital expenditure or enter into any purchase commitments in excess of $25,000;

                 (e) The Company shall perform its obligations under any contracts and agreements to which it is a party or to which its assets are subject, except for such obligations as the Company in good faith may dispute;

                 (f) The Company shall not increase the salary, benefits, stock options, bonus or other compensation of any officer, director or employee of the Company; and shall not grant, to any individual, severance or termination pay that exceeds the lesser of (i) such individual's compensation for the calendar month immediately preceding such individual's grant of severance or termination pay, or (ii) $10,000;

                 (g) The Company shall not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Acquisition set forth in
         Article VII not being satisfied. The Company promptly shall advise Group 1 orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect; and

                 (h) The Company shall not (i) amend or terminate any Plan or Benefit Program or Agreement except as may be required by applicable law, (ii) increase or accelerate the payment or vesting of the amounts payable under any Plan or Benefit Program or Agreement, or
         (iii) adopt or enter into any personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding (other than the Plans and the Benefit Programs or Agreements).

         5.4 Confidentiality. The Company and the Stockholders agree, and the Company agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence, and not to disclose to others for any reason whatsoever, any non-public information received by them or their representatives in connection with the transactions contemplated hereby except
(i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of the Company as necessary in connection with the transactions contemplated hereby; and (iii) for information which becomes publicly available other than through the actions of the Company or a Stockholder. In the event the Acquisition is not consummated, the Company and the Stockholders will return all non-public documents and other material obtained from Group 1 or its representatives in connection with the transactions contemplated hereby or certify to Group 1 that all such information has been destroyed.

         5.5 Notification of Certain Matters. The Company shall give prompt notice to Group 1, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing or (ii) any material failure of the Company, or any officer, director, employee or agent thereof, or any Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.6 Consents. Subject to the terms and conditions of this Agreement, the Company shall (i) take all reasonable steps to obtain all consents, waivers, approvals (including all applicable automobile manufacturers approvals, and such approvals shall not contain any unreasonably burdensome restrictions on the Company or Group 1), authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary or proper to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, the Company and the Stockholders agree to cooperate and use reasonable efforts (such efforts shall not include incurring costs to third parties) to defend against and respond thereto.

         5.8 Stockholders' Agreements Not to Sell. Each of the Stockholders hereby covenants and agrees not to sell, pledge, transfer or dispose of or encumber any shares of Company Common Stock currently owned, either beneficially or of record, by such Stockholder except pursuant to
Section 9.5 of this Agreement.

         5.9 Intellectual Property Matters. The Company shall use its best efforts to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances and shall use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

         5.10 Cooperating in connection with IPO. The Company and the Stockholders will (a) provide Group 1 with all information concerning the Company or the Stockholders which is reasonably requested by Group 1 from time to time in connection with effecting the IPO and (b) cooperate with Group 1 and their representatives in the preparation of the Registration Statement (including the Financial Statements) and in responding to comments of the staff of the Commission, if any, with respect thereto. The Company and the Stockholders agree promptly to (a) advise Group 1, if at any time during the period in which a prospectus relating to the IPO is required to be delivered under the Securities Act, any information contained in the then current Registration Statement prospectus concerning the Company or any of the Stockholders becomes incorrect or incomplete in any material respect and (b) provide Group 1 with information needed to correct or complete such information.

         5.11    Removal of Related Party Guarantees.

                 (a) The Company and the Stockholders agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate, waive or release all Company guarantees (such guarantees shall be referred to herein as "Related Guarantees," as described in the Company Disclosure Letter pursuant to Section 2.11 of this Agreement) of indebtedness or other obligations of any of the Company's officers, directors, shareholders or employees or their affiliates.

                 (b) Without limiting the generality of the foregoing subsection 5.11(a), and in further consideration of Group 1 entering into this Agreement, the Stockholders hereby agree to cause SKLR Round Rock, L.L.C., a Texas limited liability company of which the Stockholders are the sole members ("SKLR"), to grant to Group 1 an option to purchase the premises (the "Premises") located at 3050 North IH 35, in Round Rock, Texas, to be described more particularly at a later date in Exhibit A to the form of Lease Agreement attached as Exhibit D hereto (the "Guaranty Purchase Option"). The Guaranty Purchase Option shall be granted to Group 1 pursuant to a written option agreement executed by Group 1 and SKLR, in form and substance satisfactory to Group 1, such option agreement to be delivered to Group 1 on or before the tenth (10th) day after the date hereof. The Guaranty Purchase Option shall only be exercisable by written notice to SKLR, on a date (the "Guaranty Exercise Date") at any time after
         (i) the expiration of ninety (90) days after the Closing Date, and
         (ii) the failure of SKLR to obtain full and complete written releases (the "Required Releases") of all Related Guarantees of any indebtedness which is secured by liens or security interests covering the Premises (the "Indebtedness"). The Required Releases shall be executed by the then current owner and holder of the Indebtedness.
         The purchase price of the Guaranty Purchase Option shall be the principal amount outstanding under the Indebtedness on the Guaranty Exercise Date; provided, however, that the same has not been modified or amended after the date hereof. The purchase of such premises shall occur on or before thirty (30) days after the Guaranty Exercise Date, and SKLR shall deliver to Group 1 a Special Warranty Deed and Bill of Sale, executed and acknowledged by SKLR covering such premises, subject to all matters currently affecting such premises (except the Indebtedness), together with all other documents customarily used for the sale of real property in Texas.

         5.12 Termination of Related Party Agreements. The Company and the Stockholders agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate the Related Party Agreements on or prior to the Closing Date, except for those Related Party Agreements that are disclosed in the Company Disclosure Letter as agreements that shall not be subject to this Section 5.12.

         5.13 Related Party Agreements. The Company agrees, and the Stockholders agree to cause the Company, not to enter into any Related Party Agreements or engage in any transactions with the Stockholders or their affiliates; except for those Related Party Agreements or transactions with affiliates that are disclosed in the Company Disclosure Letter as agreements or transactions that shall not be subject to this Section 5.13.

         5.14 Founders Employment Agreement. Charles M. Smith, a Stockholder, hereby agrees to enter on or prior to the Closing Date into an Employment Agreement substantially in the form of Exhibit A (the "Employment Agreement"), which agreement shall employ Charles M. Smith as President of Smith Group, and shall provide for an annual salary of $300,000 and a term of five years.

         5.15 GM Employment Agreements. Randall Ross, Ronald J. Kutz, William D. Lawrence and Janet M. Sopronyi, as Stockholders, hereby agree to enter on or prior to the Closing Date into Employment Agreements substantially in the form of Exhibit B attached hereto (the "GM Employment Agreement"), which agreements shall employ (i) Randall Ross as Chief Operating Officer of the Company, at an annual salary of $60,000 and for a term of three years; (ii) Ronald J. Kutz as Chief Operating Officer of Courtesy Nissan, Inc., at an annual salary of $60,000 and for a term of three years; (iii) William D. Lawrence as Chief Financial Officer of Courtesy Nissan, Inc., at an annual salary of $60,000 and for a term of three years; and (iv) Janet M. Sopronyi as Chief Financial Officer of Smith, Liu & Kutz, Inc., at an annual salary of $60,000 and for a term of three years.

         5.16 Leases. The Stockholders shall cause SKLR Round Rock, L.L.C., to enter on or prior to the Closing Date into a lease with the Company, in form substantially similar to the lease attached hereto as Exhibit C (the "Lease") covering the properties owned by SKLR Round Rock, L.L.C., identified on Exhibit C to the Lease, including any changes that may be reasonably required by (i) any lender to SKLR Round Rock, L.L.C. or (ii) any automobile manufacturer with whom the Company or any of its affiliates does business solely in connection with the properties identified in Exhibit C to the Lease, in each case (i) or
(ii) above, whose consent must be obtained pursuant to any agreement with SKLR Round Rock, L.L.C. existing on the date hereof.

         5.17 Subordination and Non-Disturbance Agreement. The Stockholders hereby agree to cause SKLR Round Rock, L.L.C., a Texas limited liability company of which the Stockholders are the sole members ("SKLR"), to grant to Group 1 an option to purchase the premises (the "Premises") located at 3050 North IH 35, in Round Rock, Texas, to be described more particularly at a later date in Exhibit A to the Lease (the "SNDA Purchase Option"). The SNDA Purchase Option shall be granted to Group 1 pursuant to a written option agreement executed by Group 1 and SKLR, in form and substance satisfactory to Group 1, and delivered to Group 1 on or before the tenth (10th) day after the date hereof. The SNDA Purchase Option shall be exercisable only by written notice to SKLR, on a date (the "SNDA Exercise Date") at any time after (i) the expiration of ninety (90) days after the Closing Date, and (ii) the failure of SKLR to obtain a Mutual Recognition and Attornment Agreement ("SNDA") in the form required under Article 11 to the Lease, in form and substance reasonably satisfactory to Group 1, from each then current holder and owner of any indebtedness which is secured by liens or security interests covering the Premises (the "Indebtedness"). The SNDA Purchase Option may only be exercised by Group 1 with respect to those premises for which a SNDA has not been obtained. The purchase price of the SNDA Purchase Option shall be the principal amount outstanding under that portion of the Indebtedness attributable to the premises being purchased on the SNDA Exercise Date; provided, however, that the same has not been modified or amended after the
date hereof.   The purchase of such premises shall occur on or before thirty
(30) days after the SNDA Exercise Date, and SKLR shall deliver to Group 1 a Special Warranty Deed and Bill of Sale, executed and acknowledged by SKLR covering the premises being purchased, subject to all matters currently affecting such premises (except the Indebtedness), together with all other documents customarily used for the sale of real property in Texas. Article 11(iv) of the Lease shall be modified to the extent necessary to reflect the foregoing provisions.

         5.18 LIFO Adjustment. The Company, and not the Stockholders, shall be responsible for the payment of all costs and liabilities relating to any LIFO adjustment caused by the termination of the Company's status as an S corporation as a result of the transactions contemplated hereby.

                                   ARTICLE VI

                              COVENANTS OF GROUP 1

         6.1 Confidentiality. Group 1 agrees, and Group 1 agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it or its representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Group 1 as necessary in connection with the transactions contemplated hereby or as necessary to the operation of Group 1's business; and (iii) for information which becomes publicly available other than through the actions of Group 1. In the event the Acquisition is not consummated, Group 1 will return all non-public documents and other material obtained from the Company or its representatives in connection with the transactions contemplated hereby or certify to the Company that all such information has been destroyed.

         6.2 Reservation of Group 1 Common Stock. Group 1 shall reserve for issuance and shall issue, out of its authorized but unissued capital stock, such number of shares of Group 1 Common Stock as may be issuable upon consummation of the Acquisition.

         6.3 Consents. Subject to the terms and conditions of this Agreement, Group 1 shall (i) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         6.4 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, Group 1 agrees to cooperate and use reasonable efforts to defend against and respond thereto.

         6.5 Removal of Personal Guarantees. Group 1 will use commercially reasonable efforts to have all personal guarantees by any of the Company's officers, directors, shareholders or employees of any obligation of the Company terminated, waived or released.

         6.6 Founders Employment Agreement. Group 1 hereby agrees to enter into the Founders Employment Agreement.

         6.7 GM Employment Agreements. Group 1 hereby agrees to enter into the GM Employment Agreements.

                                  ARTICLE VII

                                   CONDITIONS

         7.1 Conditions Precedent to Obligation of Each Party to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) No order shall have been entered and remain in effect in any action or proceeding before any federal, state, foreign or local court or governmental agency or other federal, state, foreign or local regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Acquisition;

                 (b) There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" commissions of each jurisdiction and of any other governmental agency or authority, with respect to the consummation of the Acquisition, which the failure to obtain would have a material adverse effect on the business, assets, prospects or condition (financial or otherwise) of Group 1 and its subsidiaries, taken as a whole;

                 (c) Group 1 and the underwriters of the IPO shall have entered into an underwriting agreement in connection with the IPO;

                 (d) The parties to the Other Agreements shall have delivered a written representation (a "Closing Representation") to the Company and Group 1 to the effect that no conditions to their obligations to consummate the Other Acquisitions remain to be satisfied and that such parties will consummate the Other Acquisitions simultaneously with the Closing of the Acquisition; and

                 (e) The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         7.2 Additional Conditions Precedent to Obligations of Group 1. The obligation of Group 1 to effect the Acquisition is also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of the Company and the Stockholders contained in Article II and Article III, respectively, shall be accurate as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date; all of the terms, covenants and conditions of this Agreement to be complied with and performed by the Company and the Stockholders on or before the Closing Date shall have been duly complied with and performed in all material respects, and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of the Company and each of the Stockholders shall have been delivered to Group 1;

                 (b) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Acquisition and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, assets, prospects or condition (financial or otherwise) of Group 1 and its subsidiaries, taken as a whole, after consummation of the Acquisition;

                 (c) Group 1 shall have received evidence, satisfactory to Group 1, that all Related Party Agreements required to be terminated shall have been terminated and all Related Guarantees shall have been terminated, waived or released pursuant to Sections 5.11 and 5.12 hereto, except as contemplated by Section 5.11(b).

                 (d) Group 1 shall have received executed representations from each Stockholder stating that such Stockholder (with respect to shares owned beneficially or of record by him or her) has no current plan or intention to sell or otherwise dispose of the Group 1 Common Stock to be received by him or her in the Acquisition.

                 (e) Since the date of this Agreement, no material adverse change in the business, operations or financial condition of the Company shall have occurred, and the Company shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company, and Group 1 shall have received a certificate signed by the chief executive officer of the Company dated the Closing Date to such effect.

         7.3 Additional Conditions Precedent to Obligations of the Stockholders. The obligation of the Stockholders to effect the Acquisition is also subject to the fulfillment at or prior to the Closing Date of the following condition:

                 (a) The representations and warranties of Group 1 contained in Article IV, other than the representation contained in
         Section 4.5(a), shall be accurate as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date, except that Group 1 shall be permitted to accomplish a reverse stock split pursuant to the provisions of Section 1.1; all the terms, covenants and conditions of this Agreement to be complied with and performed by Group 1 on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Group 1 shall have been delivered to the Company.

                 (b) The Stockholders shall have received an opinion from Vinson & Elkins, L.L.P., dated as of the Closing, to the effect that the Acquisition, the Other Acquisitions and IPO, in the aggregate, will constitute a transaction described in Section 351 of the Code.


                                  ARTICLE VIII

                  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES
                AND AGREEMENTS; INDEMNIFICATION; NON-COMPETITION

         8.1     Effectiveness of representations, warranties and agreements.

                 (a) Except as set forth in Section 8.1(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

                 (b) The representations, warranties and agreements in this Agreement shall terminate at the Closing, except that the agreements set forth in Sections 5.4, 5.7, 5.11(b), 5.17, 5.18, 6.1, 6.4, 6.5, 8.2, 8.3, 9.4 and 9.5 shall survive the Closing.

                 (c) The parties hereto agree that the sole and exclusive remedies for breaches of this Agreement, for negligence, negligent misrepresentation or for any tort (except for any tort based on intent to deceive) committed in connection with the transactions described in, or contemplated by this Agreement are those set forth in this Agreement, and that no claim may be made by any party hereto for any matter in connection with the transactions described in, or contemplated by, this Agreement unless specifically set forth in this Agreement and then only pursuant to the terms of this Agreement.

         8.2     Indemnification.

                 (a) Group 1 agrees to indemnify and hold harmless each Stockholder, each underwriter, each Person, if any, who controls such Stockholder or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the officers, directors, agents, general and limited partners, and employees of each Stockholder and each such controlling Person from and against any and all losses, claims, damages, liabilities, and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus pursuant to which such Stockholder sells shares of Group 1 Common Stock pursuant to an underwritten public offering or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to Group 1 by such Stockholder or underwriter or on such Stockholder's or underwriter's behalf expressly for use therein.

                 (b) Each Stockholder, severally and not jointly, agrees to indemnify and hold harmless Group 1, and each Person, if any, who controls Group 1 within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the officers, directors, agents and employees of Group 1 and each such controlling Person to the same extent as the foregoing indemnity from Group 1 to such Stockholder, but only with respect to information furnished in writing by such Stockholder or on such Stockholder's behalf expressly for use in any registration statement or prospectus pursuant to which such Stockholder sells shares of Group 1 Common Stock pursuant to an underwritten public offering. The liability of any Stockholder under this Section 8.2(b) shall be limited to the aggregate cash and property received by such Stockholder pursuant to the sale of Group 1 Common Stock covered by such registration statement or prospectus.

                 (c) If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Person entitled to indemnification under Section 8.2(a) or 8.2(b) above (an "Indemnified Party") in respect of which indemnity may be sought from any party who has agreed to provide such indemnification under Section 8.2(a) or 8.2(b) above (an "Indemnifying Party"), the Indemnified Party shall give prompt notice to the Indemnifying Party and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable expenses of such defense. Such Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses or (ii) the Indemnifying Party fails promptly to assume the defense of such action or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and Indemnifying Party (or an Affiliate of the Indemnifying Party), and such Indemnified Party shall have been advised by counsel that there is a conflict of interest on the part of counsel employed by the Indemnifying Party to represent such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party). Notwithstanding the foregoing, the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable at any time for the fees and expenses of more than one separate firm of attorneys (together in each case with appropriate local counsel). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent (which consent will not be unreasonably withheld), but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action of proceeding, the Indemnifying Party shall indemnify and hold harmless such Indemnified Party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such action or proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

                 (d) If the indemnification provided for in this Section 8.2(d) is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or judgments referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities and judgments as between Group 1 on the one hand and each Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Stockholder and of each Stockholder in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of Group 1 on the one hand and of each Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Group 1 and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 8.2(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first two sentences of this Section 8.2(d). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or judgments referred to in Sections 8.2(a) and 8.2(b) hereof shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8.2(d), no Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the securities of such Stockholder were offered to the public exceeds the amount of any damages which such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f)(1) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

         8.3     Non-Competition Obligations.

                 (a) As part of the consideration for the acquisition of the Company Common Stock, and as an additional incentive for Group 1 to enter into this Agreement, Charles M. Smith, Daniel C.Y. Liu, Ronald J. Kutz, Randall Ross, William D. Lawrence and Janet M. Sopronyi (the "Designated Stockholders") and Group 1 agree to the non-competition provisions of this Section 8.3. The Designated Stockholders agree that during the period of the Designated Stockholder's non-competition obligations hereunder, the Designated Stockholders will not, directly or indirectly for the Designated Stockholders or for others, in any geographic area or market where Group 1 or any of its subsidiaries or affiliated companies are conducting any business as of the date in question or have during the previous twelve months conducted any business:

                          (i) engage in any business competitive with any line of business conducted by Group 1 or any of its subsidiaries or affiliates;

                          (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Group 1 or any of its subsidiaries or affiliates;

                          (iii) encourage or induce any current or former employee of Group 1 or any of its subsidiaries or affiliates to leave the employment of Group 1 or any of its subsidiaries or affiliates or proselytize, offer employment, retain, hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Group 1 or any of its subsidiaries or affiliates; provided, however, that nothing in this subsection (iii) shall prohibit a Designated Stockholder from offering employment to any prior employee of Group 1 or any of its subsidiaries or affiliates who was not employed by Group 1 or any of its subsidiaries or affiliates at any time in the twelve (12) months prior to the termination of such Designated Stockholder's employment.

                 The non-competition obligations set forth in subsections (i) and (ii) of this Section 8.3(a) shall apply during each Designated Stockholder's employment and for a period of three (3) years after termination of employment. The obligations set forth in subsection
         (iii) of this Section 8.3(a) with respect to employees shall apply during each Designated Stockholder's employment and for a period of five (5) years after termination of employment. The Non-competition obligations set forth in this Section 8.3(a) shall not apply to Charles M. Smith's activities relating to Russell & Smith Ford, Inc. and Streater-Smith Honda-Nissan- Mitsubishi. If Group 1 or any of its subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business. For purposes of this Section 8.3, an "affiliate" of Group 1 is any person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Group 1.

                 (b) The Designated Stockholders understand that the foregoing restrictions may limit their ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledge that the Designated Stockholders will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. The Designated Stockholders acknowledge that money damages would not be sufficient remedy for any breach of this Section 8.3 by the Designated Stockholders, and Group 1 or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this Section 8.3 by terminating any payments then owing to the Designated Stockholders under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 8.3, but shall be in addition to all remedies available at law or in equity to Group 1 or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages by Group 1 from the Designated Stockholders' agents involved in such breach.

                 (c) It is expressly understood and agreed that Group 1 and the Designated Stockholders consider the restrictions contained in this Section 8.3 to be reasonable and necessary to protect the confidential and proprietary information and trade secrets of Group 1 and its subsidiaries and affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 Disclosure Letter. The Company Disclosure Letter, executed by the Company as of the date hereof, and delivered to Group 1 on the date hereof, contains all disclosure required to be made by the Company under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Company Disclosure Letter specifically refers to the article and section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other article or section of the Agreement. A substantially complete draft of the Company Disclosure Letter shall have been delivered to Group 1 at least five business days prior to the date of this Agreement.

         9.2 Termination. This Agreement may be terminated and the Acquisition and the other transactions contemplated herein may be abandoned at any time prior to the Closing:

                 (a)      by mutual consent of Group 1 and the Stockholders;

                 (b) by either Group 1 or the Stockholders if the Acquisition and all of the Other Acquisitions have not been effected on or before December 31, 1997;

                 (c) by either Group 1 or the Company if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Acquisition or the other transactions contemplated hereby shall have been entered;

                 (d) by Group 1 if (i) since the date of this Agreement there has been a material adverse change in the business operations or financial condition of the Company or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by the Company which breach has not been cured within ten business days following receipt by the Company of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice); or

                 (e) by the Company if there has been a material breach of any representation or warranty set forth in this Agreement by Group 1 which breach has not been cured within ten business days following receipt by Group 1 of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice).

         9.3 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 9.2, the Company and Group 1 shall have no obligation or liability to each other except that the provisions of Sections 5.4, 6.1, 9.3 and 9.4 shall survive any such termination.

         9.4 Expenses. Regardless of whether the Acquisition is consummated, all costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by Group 1 shall be paid by Group 1 and all such costs and expenses incurred by the Company shall be paid by the Company; subject, however, to the agreement set forth in the letter of intent dated April 15, 1997 with respect to the funding of the expenses of Group 1 by the Founding Companies. The Company and Group 1 each represent and warrant to each other that there is no broker or finder involved in the transactions contemplated hereby.

         9.5 Restrictions on Transfer of Group 1 Common Stock. (a) During the two-year period ending on the second anniversary of the Closing Date (the "Restricted Period"), no Stockholder voluntarily will: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Group 1 Common Stock received by any Stockholder in the Acquisition or (B) any interest in (including any option to buy or sell) any of those shares of Group 1 Common Stock, in whole or in part, and Group 1 will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of Group 1 Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Group 1 Common Stock acquired pursuant to this Agreement (including for example engaging in put, call, short-sale, straddle or similar market transactions). Notwithstanding the foregoing, each Stockholder may (i) pledge shares of Group 1 Common Stock, provided that the pledgee of such shares shall agree not to sell or otherwise dispose of any such shares for the Restricted Period; (ii) transfer shares to immediate family members or the estate of any such individual (including, without limitation, any transfer by such Stockholder to or among any partnership, trust, custodial or other similar accounts or funds that are for the benefit of his immediate family members), provided that such person or entity shall agree not to sell or otherwise dispose of (other than pursuant to this Section 9.5) any such shares for the Restricted Period; and
(iii) transfer shares by will or the laws of descent and distribution or otherwise by reason of such Stockholder's death. The certificates evidencing the Group 1 Common Stock delivered to each Stockholder pursuant to this Agreement will bear a legend substantially in the form set forth below and containing such other information as Group 1 may deem necessary or appropriate:

         EXCEPT PURSUANT TO THE TERMS OF THE STOCK PURCHASE AGREEMENT AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE TWO-YEAR PERIOD ENDING ON ______________ [DATE THAT IS THE SECOND-ANNIVERSARY OF THE CLOSING DATE] (THE "RESTRICTED PERIOD"). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

         (b) Each Stockholder, severally and not jointly with any other Person, (i) acknowledges that the shares of Group 1 Common Stock to be delivered to that Stockholder pursuant to this Agreement have not been and, if applicable, will not be registered under the Securities Act and therefore may not be resold by that Stockholder without compliance with the Securities Act and (ii) covenants that none of the shares of Group 1 Common Stock issued to that Stockholder pursuant to this Agreement will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the Commission and applicable state securities laws and regulations. All certificates evidencing shares of Group 1 Common Stock issued pursuant to this Agreement will bear the following legend in addition to the legend prescribed by Section 9.5(a):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT, OR SUCH STATE LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

In addition, certificates evidencing shares of Group 1 Common Stock issued pursuant to the Acquisition to each Stockholder will bear any legend required by the securities or blue sky laws of the state in which that Stockholder resides.

         9.6 Respecting the IPO. Each of the Company and the Stockholders acknowledges and agrees that: (a) no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, exists at the date hereof that the Registration Statement will become effective or that the IPO will occur at a particular price or within a particular range of prices or occur at all; (b) neither Group 1 or any of its representatives nor any prospective underwriters in the IPO will have any liability to the Company, the Stockholders or any of their respective affiliates or associates for any failure of (i) the Registration Statement to become effective (provided, however, that Group 1 will use its reasonable best efforts to cause the Registration Statement to become effective prior to December 31, 1997) or
(ii) the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (c) the decision of Stockholders to enter into this Agreement, has been or will be made independent of, and without reliance on, any statements, opinions or other communications of, or due diligence investigations that have been or will be made or performed by, any prospective underwriter relative to Group 1 or the IPO. The Underwriters shall have no obligation to any of the Company and the Stockholders with respect to any disclosure contained in the Registration Statement.

         9.7 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, only as may be permitted by applicable provisions of the Delaware General Corporation Law or the Texas Business Corporation Act. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived. Notwithstanding the above, no provision of this Agreement may be waived nor may this Agreement be amended after the Registration Statement has been filed with the SEC in accordance with the Securities Act unless, in the opinion of counsel to Group 1, such waiver or amendment will not result in the issuance of Group 1 Common Stock pursuant to the Acquisition being integrated (under United States securities laws) with the IPO.

         9.8 Public Statements. The Company, the Stockholders and Group 1 agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         9.9 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the parties hereto without the written consent of the other parties hereto.

         9.10 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         if to the Company:                10455 Southwest Freeway
                                           Houston, Texas  77074
                                           Telecopy:  (713) 981-3777

                                           Attention:  Charles M. Smith
         if to the Stockholders:           10455 Southwest Freeway
                                           Houston, Texas  77074
                                           Telecopy:  (713) 981-3777

                                           Attention:  Charles M. Smith

         with a copy to:                   Ryan & Sudan, L.L.P.
                                           909 Fannin, Suite 3900
                                           Houston, Texas  77010-1010

                                           Attention:  James W. Ryan

         if to Group 1:                    950 Echo Lane, Suite 350
                                           Houston, Texas 77024
                                           Telecopy:  (713) 467-1513

                                           Attention:  B.B. Hollingsworth, Jr.
                                                       President and
                                                       Chief Executive Officer

         with a copy to:                   Vinson & Elkins L.L.P.
                                           2300 First City Tower
                                           1001 Fannin Street
                                           Houston, Texas 77002-6760
                                           Telecopy:  (713) 615-5236

                                           Attention:  John S. Watson

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 9.10. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor. Delivery to the Stockholders' representative, if any, of any notice to Stockholders hereunder shall constitute delivery to all Stockholders and any notice given by such Stockholders' representative shall be deemed to be notice given by all Stockholders.

         9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

         9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         9.14 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         9.15 Entire Agreement; Third Party Beneficiaries. This Agreement, including the Exhibits hereto and the Company Disclosure Letter, constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof (except as otherwise contemplated by this Agreement) and neither this nor any document delivered in connection with this Agreement, confers upon any Person not a party hereto any rights or remedies hereunder.

                                                                EXHIBIT 2.10


         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                   GROUP 1 AUTOMOTIVE, INC.


                   By: /s/ B.B. HOLLINGSWORTH, JR.
                       -----------------------------------
                       B.B. Hollingsworth, Jr.
                       President and Chief Executive Officer

                   ROUND ROCK NISSAN, INC.


                   By: /s/ CHARLES M. SMITH
                       -----------------------------------
                       Charles M. Smith
                       President

                   STOCKHOLDERS:

                   /s/ CHARLES M. SMITH
                   --------------------------------------
                   Charles M. Smith

                   /s/ RONALD J. KUTZ
                   --------------------------------------
                   Ronald J. Kutz

                   /s/ WILLIAM D. LAWRENCE
                   --------------------------------------
                   William D. Lawrence

                   /s/ RANDALL ROSS
                   --------------------------------------
                   Randall Ross

                   /s/ DANIEL C. Y. LIU
                   --------------------------------------
                   Daniel C. Y. Liu

                   /s/ JANET M. SOPRONYI
                   --------------------------------------
                   Janet M. Sopronyi

                   /s/ THOMAS PARK
                   --------------------------------------
                   Thomas Park

                                   SCHEDULE I

                            OTHER FOUNDING COMPANIES


                         Bob Howard Automotive-H, Inc.
                           Bob Howard Chevrolet, Inc.
                             Bob Howard Dodge, Inc.
                            Bob Howard Motors, Inc.
                             Courtesy Nissan, Inc.
                               Foyt Motors, Inc.
                            Howard Pontiac-GMC, Inc.
                           Mike Smith Autoplaza, Inc.
                             SMC Luxury Cars, Inc.
                           Smith, Liu & Corbin, Inc.
                            Smith, Liu & Kutz, Inc.
                             Southwest Toyota, Inc.

                                  SCHEDULE II



                                                               Shares of Company          Shares of Group 1
               Stockholder                                        Common Stock            Common Stock(1)(2)
               -----------                                     -----------------          ------------------
               Charles M. Smith  . . . . . . . . .                     220                    89,594
               Ronald J. Kutz  . . . . . . . . . .                     200                    81,449
               William D. Lawrence . . . . . . . .                      40                    16,290
               Randall Ross  . . . . . . . . . . .                     200                    81,449
               Daniel C. Y. Liu  . . . . . . . . .                     200                    81,449
               Janet M. Sopronyi . . . . . . . . .                      40                    16,290
               Thomas Park . . . . . . . . . . . .                     100                    40,725





---------------

        (1) As may be appropriately adjusted for stock splits, reverse stock splits and/or stock dividends. In the event that the Board of Directors of Group 1 approves a reverse stock split upon the recommendation of the Representatives of the Underwriters in connection with the IPO, the number of shares of Group 1 Common Stock to be received by the shareholders of the Founding Companies shall be decreased proportionately as a result of the reverse stock split; provided, however, that in the event that the number of shares of Group 1 Common Stock resulting from the reverse stock split recommended by the Representatives of the Underwriters is less than the number of shares resulting from a 4.444 for 5 reverse stock split, a 4.444 for 5 reverse stock split shall be implemented and the number of shares of Group 1 Common Stock resulting from such 4.444 for 5 reverse stock split to be received by the shareholders of the Founding Companies shall be further decreased proportionately to the number of shares that would have been issued to the shareholders of the Founding Companies had the reverse stock split recommended by the Representatives of the Underwriters been implemented. If the number of shares of Group 1 Common Stock received by a Stockholder pursuant to this Agreement includes a fractional share as a result of a reverse stock split affecting the Group 1 Common Stock, such fractional share shall be rounded up to the nearest whole share of Group 1 Common Stock.

        (2) The shares of Group 1 Common Stock to be issued to each of the Stockholders as set forth on this Schedule II shall be increased proportionately as a result of the release from escrow of 592,303 shares of Group 1 Common Stock issued to Robert E. Howard II that shall be distributed to the Stockholders as result of the failure of Howard Pontiac-GMC, Inc. and Group 1 to acquire the Chevrolet dealership in Tulsa, Oklahoma, all in accordance with the provisions of the Stock Purchase Agreement among Group 1, Howard Pontiac-GMC, Inc. and the stockholders of Howard Pontiac-GMC, Inc. dated as of June 14, 1997.

                                   EXHIBIT A

                        [FOUNDERS EMPLOYMENT AGREEMENT]

                                   EXHIBIT B

                           [GM EMPLOYMENT AGREEMENT]

                                   EXHIBIT C


                                    [LEASE]